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Exhibit 19.1
RYAN SPECIALTY HOLDINGS, INC.
INSIDER TRADING POLICY
Effective July 21, 2021
Rev’d: March 8, 2022
Rev’d: May 1, 2023
PURPOSE
This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of Ryan Specialty Holdings, Inc. (the “Company”) and the handling of confidential information about the Company and the companies with which the Company does business. The
Company’s Board of Directors (the “Board”) has adopted this Policy to promote compliance with federal, state, and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company or (ii)
providing material nonpublic information to other persons who may trade on the basis of that information. Regulators have adopted sophisticated surveillance techniques to identify insider trading transactions, and it is important to the Company to avoid even the appearance of impropriety.
BACKGROUND
The antifraud provisions of U.S. federal securities laws prohibit directors, officers, employees, and other individuals who possess material nonpublic information from trading on the basis of that information. Transactions will be considered “on the basis of” material nonpublic information if the person engaged in the transaction was aware of the material nonpublic information at the time of the transaction. It is not a defense that the person did not “use” the information for purposes of the transaction.
Disclosing material nonpublic information directly or indirectly to others who then trade based on that information or making recommendations or expressing opinions as to transactions in securities while aware of material nonpublic information (which is sometime referred to as
“tipping”) is also illegal. Both the person who provides the information, recommendation, or opinion and the person who trades based on it may be liable.
These illegal activities are commonly referred to as “insider trading.” State securities laws and securities laws of other jurisdictions also impose restrictions on insider trading.
In addition, a company, as well as individual directors, officers, and other supervisory personnel, may be subject to liability as “controlling persons” for failure to take appropriate steps to prevent insider trading by those under their supervision, influence, or control.
The Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory
Authority, and other authorities use sophisticated electronic surveillance techniques to investigate and detect insider trading, and the SEC and the U.S. Department of Justice pursue insider trading violations vigorously. Cases involving trading through foreign accounts, trading by
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family members and friends, and trading involving only a small number of shares have been successfully prosecuted.
PERSONS SUBJECT TO THE POLICY
This Policy applies to all directors, officers, and employees of the Company and its subsidiaries.
The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to family members, other members of a person’s household, and entities controlled by a person covered by this Policy, as described below. You are expected to comply with this Policy until such time as you are no longer affiliated with the Company and you no longer possess any material nonpublic information subject to this Policy. In addition, if you are subject to a trading blackout under this Policy at the time you cease to be affiliated with the Company, you are expected to abide by the applicable trading restrictions until at least the end of the relevant blackout period.
Please direct any questions or requests as to any of the matters discussed in this Policy to the
General Counsel of the Company. The General Counsel is generally responsible for the administration of this Policy. The General Counsel may select others to assist with the execution of their duties.
TRANSACTIONS SUBJECT TO THE POLICY
This Policy applies to all transactions involving the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including
(but not limited to) preferred stock, convertible debentures, and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company Securities. This Policy also applies to the securities of other companies as to which you possess material nonpublic information obtained in the course of your service to this Company.
INDIVIDUAL RESPONSIBILITY
Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member, or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the
General Counsel, or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the
Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”
It is also your responsibility to help enforce this Policy. You should be alert to possible violations and should promptly report violations or suspected violations of this Policy.
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You may report suspected violations of this Policy as follows:

Position with the Company	Permissible Methods of Reporting
Employee, officer or director
1.Via Internet at ryanspecialty.ethicspoint.com; or
2.Via telephone at 855-661-0964; or
3.Via regular mail to the General Counsel at the
Company’s principal executive offices located at
155 North Wacker Drive, Suite 4000, Chicago, IL
60606.

Consultant or Contractor
1.Via Internet at ryanspecialty.ethicspoint.com; or
2.Via telephone at 855-661-0964; or
3.Via regular mail to the General Counsel at the
Company’s principal executive offices located at
155 North Wacker Drive, Suite 4000, Chicago, IL
60606.

Reports to the General Counsel may be made anonymously or by identifying oneself. Because it may be more difficult to thoroughly investigate reports that are made anonymously, you are encouraged to share your identity when reporting rather than reporting anonymously. If you make an anonymous report, please provide as much detail as possible, including any evidence that you believe may be relevant to the issue. All reports, whether identified or anonymous, will be treated confidentially to the extent consistent with applicable law.
STATEMENT OF POLICY
It is the policy of the Company that no director, officer, or other employee of the Company (or any other person designated by this Policy or by the General Counsel as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly or indirectly through family members or other persons or entities:
1.Engage in transactions in Company Securities while aware of material nonpublic information relating to the Company, noting that it is no excuse that you did not “use” the information in your transaction, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase
or Sale,” “Rule 10b5-1 Plans,” and “Other Limited Exceptions”;
2.Recommend the purchase or sale of any Company Securities;
3.Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors, and expert consulting firms, unless any such disclosure is made in accordance with the Company’s
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policies regarding the protection or authorized external disclosure of information regarding the Company; or
4.Assist anyone engaged in the above activities.
In addition, it is the policy of the Company that no director, officer, or other employee of the
Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about another company, may trade in that company’s securities until the information becomes public or is no longer material, except as otherwise specified in this Policy under the headings “Transactions Not Involving a Purchase or
Sale,” “Rule 10b5-1 Plans,” and “Other Limited Exceptions”;.
There are no exceptions to this Policy, other than as specifically noted herein. The following are specifically exempted from this Policy: where disclosure of nonpublic information is required by law, or when (i) disclosure is required for legitimate Company business purposes, (ii) you are authorized to disclose the information, and (iii) appropriate steps have been taken to prevent misuse of that information (including entering an appropriate nondisclosure agreement that restricts the disclosure and use of the information, if applicable). Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. You may not enter into any transaction, including those discussed under the headings “Transactions Under Company Plans,” “Transactions Not Involving
a Purchase or Sale,” and “Rule 10b5-1 Plans” unless you have disclosed any material nonpublic information that you become aware of in the course of your service with the Company, and that senior management is not aware of, to the General Counsel. If you are a member of senior management, the information must be disclosed to the Chief Executive Officer, and if you are the
Chief Executive Officer or a director, you must disclose the information to the board of directors, before any transaction is permissible.
In the event you receive an inquiry from someone outside of the Company, such as a stock analyst, for information, you should refer the inquiry to the Chief Financial Officer. The Company is required under Regulation FD (Fair Disclosure) of the U.S. federal securities laws to avoid the selective disclosure of material nonpublic information. In general, the regulation provides that when a public company discloses material nonpublic information, it must provide broad, non-
exclusionary access to the information. Violations of this regulation can subject the Company to
SEC enforcement actions, which may result in injunctions and severe monetary penalties. The
Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release in compliance with applicable law. Please consult the Company’s Regulation FD Policy for more details.
DEFINITION OF MATERIAL NONPUBLIC INFORMATION
Material Information: Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold, or sell securities. Any
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information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
•Projections of future earnings or losses, or other earnings guidance;
•Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•A pending or proposed merger, acquisition, or tender offer;
•A pending or proposed acquisition or disposition of a significant asset;
•A pending or proposed joint venture;
•A Company restructuring;
•Significant related party transactions;
•A change in dividend policy, the declaration of a stock split, an offering of additional securities, or other events regarding the Company Securities, including the Company’s common stock, options to purchase common stock, or any other type of securities that the
Company may issue, including (but not limited to) preferred stock, convertible debentures, and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company Securities;
•Bank borrowings or other financing transactions out of the ordinary course;
•The establishment of a repurchase program for Company Securities;
•A change in the Company’s revenue or cost structure;
•Major marketing changes;
•A change in senior management;
•A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•Development of a significant new business line, product, process, or service;
•The gain or loss of a significant broker or carrier relationship, producer, customer, strategic partners, or third-party provider;
•Significant events concerning the Company’s physical assets;
•Pending or threatened significant litigation, or the resolution of such litigation;
•Regulatory approvals or changes in regulations and any analysis of how they affect the
Company
•Impending bankruptcy or the existence of severe liquidity problems;
•Significant cybersecurity incidents; and
•The imposition of a ban on trading in Company Securities or the securities of another company.
If you are unsure whether information is material, you should either (i) consult the General
Counsel before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or (ii)
assume that the information is material.
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When Information is Considered Public: Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely available radio or television programs, publication in a widely-available newspaper, magazine, or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers, and institutional investors.
Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the second business day following the day on which the information is released. If, for example, the Company were to make an announcement on a
Monday, you should not trade in Company Securities until Thursday.
Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.
TRANSACTIONS BY FAMILY MEMBERS AND OTHERS
This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by, or related to you or your Family Members.
TRANSACTIONS BY ENTITIES THAT YOU INFLUENCE OR CONTROL
This Policy applies to any entities that you influence or control, including any corporations, partnerships, or trusts (collectively referred to as “Controlled Entities”), and transactions by these
Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.
TRANSACTIONS UNDER COMPANY PLANS
This Policy does not apply in the case of the following transactions, except as specifically noted:
1.Stock Option Exercises: This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold
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shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to the underlying sale of the stock or to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
2.Restricted Stock Awards: This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.
3.401(k) Plan: This Policy does not apply to purchases of Company Securities in the
Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the
Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your
Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-
payment will result in allocation of loan proceeds to the Company stock fund.
4.Employee Stock Purchase Plan: This Policy does not apply to purchases of Company
Securities in any employee stock purchase plan resulting from your periodic or lump sum contribution of money to the plan pursuant to the election you made at the time of your enrollment in such plan. This Policy does apply, however, to your initial election to participate in such plan, changes to your election to participate in such plan for any enrollment period, and to your sales of Company Securities purchased pursuant to such plan.
5.Dividend Reinvestment Plan: This Policy does not apply to purchases of Company
Securities under any Company dividend reinvestment plan resulting from your reinvestment of dividends paid on Company Securities. This Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions you choose to make to the dividend reinvestment plan, and to your election to participate in such plan or increase your level of participation in such plan. This Policy also applies to your sale of any Company Securities purchased pursuant to such plan.
TRANSACTIONS NOT INVOLVING A PURCHASE OR SALE
Bona fide gifts are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company Securities while the person making the gift is aware of material nonpublic information, or the person making the gift is subject to the trading restrictions specified below under the heading “Pre-Clearance & Blackouts” and the sales by the recipient of the Company Securities occur during a blackout period.
Further, transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.
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SPECIAL AND PROHIBITED TRANSACTIONS
The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:
Short Sales: Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the
“Exchange Act”) prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned
“Hedging Transactions.”)
Publicly-Traded Options: Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer, or employee is trading based on material nonpublic information and focus a director’s, officer’s, or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options, or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)
Hedging Transactions: Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, and collars. Such hedging transactions may permit a director, officer, or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer, or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company prohibits you from engaging in such transactions.
Margin Accounts and Pledged Securities: Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, directors, officers, and other employees are prohibited from holding Company Securities in a margin account or otherwise pledging Company
Securities as collateral for a loan. (Pledges of Company Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)
The Company may determine to grant limited exceptions to this prohibition when a person wishes to pledge Company Securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resorting to the pledged
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securities. Any request for pre-clearance of a pledging arrangement must first be submitted to the
General Counsel for approval by both the Chief Executive Officer and General Counsel at least two weeks prior to the transaction.
Standing and Limit Orders: Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer, or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on
Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Pre- Clearance &
Blackouts.”
Speculative Trading: Short-term trading (or “day trading”) in Company Securities creates heightened risks for insider trading violations or the appearance of impropriety. The Company therefore highly discourages trading in Company Securities unless trading is done for investment purposes and with the intent to “buy and hold” the investment. In addition, Section 16(c) of the
Exchange Act limits executive officers and directors from engaging in short-term trading.
PRE-CLEARANCE & BLACKOUTS
The Company has established the additional procedures set forth below in order to assist the
Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.
Pre-Clearance Procedures: Certain individuals, each of whom will be notified by the Office of the General Counsel, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Office of the General Counsel. A request for pre-clearance should be submitted to the Office of the General Counsel at
TradingClearance@ryansg.com at least two business days in advance of the proposed transaction. The General Counsel is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, they should refrain from initiating any transaction in Company Securities and should not inform any other person of the restriction.
When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company and should describe fully those circumstances to the Office of the General Counsel. If the individual requesting pre-
clearance is listed on Schedule I “Individuals Subject to Section 16 Reporting and Liability
Provisions,” they should also indicate whether they have effectuated any non-exempt “opposite-
way” transactions within the past six months and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.
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If a person seeks pre-clearance and permission to engage in the transaction is granted, then such trade must be effectuated within seven days of receipt of pre-clearance unless an exception is granted. A person who has not effectuated a transaction within the time limit may not engage in such transaction without submitting a new pre-clearance request of the transaction from the
Office of the General Counsel.
Once an individual is notified that they are subject to the pre-clearance requirements of this section, they must comply with such requirements until they are notified that they are no longer subject to such restrictions.
Quarterly Blackout Periods: Certain individuals, each of whom will be notified by the Office of the General Counsel, may not conduct any transactions involving the Company’s Securities
(other than as specified by this Policy) during a “Blackout Period”, which begins the fifteenth day of the third month of each fiscal quarter and ends at the close of business on the second business day following the date of the public release of the Company’s earnings results for that quarter. In other words, those persons subject to Company Blackout Periods may only conduct transactions in Company Securities during an open “Trading Window” beginning on the third business day following the public release of the Company’s quarterly earnings and ending the fourteenth day of the third month of each fiscal quarter.
Event-Specific Blackout Periods: From time to time, an event may occur that is material to the
Company and is known by only a few directors, officers, and/or employees, such as a cybersecurity incident. So long as the event remains material and nonpublic, the persons designated by the General Counsel may not trade Company Securities. In addition, the
Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the General Counsel, designated persons should refrain from trading in Company
Securities even sooner than the typical Blackout Period described above. In that situation, the
General Counsel may notify these persons that they should not trade in the Company’s
Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole and should not be communicated to any other person. Even if the General Counsel has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information.
Regulation BTR Blackouts: Directors and executive officers may also be subject to trading blackouts pursuant to Regulation Blackout Trading Restriction (“Regulation BTR”), under U.S.
federal securities laws. In general, Regulation BTR prohibits any director or executive officer from engaging in certain transactions involving Company Securities during periods when 401(k) plan participants are prevented from purchasing, selling, or otherwise acquiring or transferring an interest in certain securities held in individual account plans. Any profits realized from a transaction that violates Regulation BTR are recoverable by the Company, regardless of the intentions of the director or executive officer effecting the transaction. In addition, individuals who engage in such transactions are subject to sanction by the SEC, as well as potential criminal liability. The Company has provided, or will provide, separate memoranda and other appropriate materials to its directors and executive officers regarding compliance with Regulation BTR. The
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Company will notify directors and officers if they are subject to a blackout trading restriction under
Regulation BTR. Failure to comply with an applicable trading blackout in accordance with
Regulation BTR is a violation of law and this Policy.
No “Safe Harbors”: There are no unconditional “safe harbors” for trades made at particular times, and all persons subject to this Policy should exercise good judgment at all times. Even when a quarterly blackout period is not in effect, you may be prohibited from engaging in transactions involving Company Securities because you possess material nonpublic information, are subject to a special blackout period, or are otherwise restricted under this Policy.
Exceptions: The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings
“Transactions Under Company Plans” and “Transactions Not Involving a Purchase or Sale.”
Further, the requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described below under the heading “Rule 10b5-1 Plans.”
RULE 10B5-1 PLANS
Rule 10b5-1 under the Exchange Act provides a defense (but not a safe harbor) from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in Rule 10b-5 (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Office of the General Counsel, meet the requirements of Rule 10b5-1, and meet the Company’s guidelines on Rule 10b5-1 plans. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded, or the date of the trade. The plan must either specify the amount, pricing, and timing of transactions in advance or delegate discretion on these matters to an independent third party.
Any Rule 10b5-1 Plan must be submitted for approval five days prior to the entry into the Rule
10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.
OTHER LIMITED EXCEPTIONS
Stock Splits, Stock Dividends, and Similar Transactions: The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.
Change in Form of Ownership: Transactions that involve merely a change in the form in which you own securities are permissible. For example, you may transfer shares to an inter vivos trust of which you are the sole beneficiary during your lifetime.
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POST-TERMINATION TRANSACTIONS
This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when their service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Pre-Clearance & Blackouts” above, however, will cease to apply to transactions in
Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service.
CONSEQUENCES OF VIOLATIONS
The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s
Securities, is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys, and state enforcement authorities as well as the laws of foreign jurisdictions.
Punishment for insider trading violations is severe and could include significant fines and imprisonment. As of the effective date of this Policy, potential penalties for insider trading violations under U.S. federal securities laws include:
•damages in a private lawsuit;
•disgorging any profits made or losses avoided;
•imprisonment;
•substantial criminal fines;
•substantial civil fines based on the profit gained or loss avoided;
•a bar against serving as an officer or director of a public company; and
•an injunction against future violations.
While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel. As of the effective date of this Policy, the penalty for “controlling person liability” includes civil fines, as well as potential criminal fines, and imprisonment. If the
Company has a reasonable basis to conclude that an employee, officer, director, or consultant has failed to comply with this Policy, such person may be subject to disciplinary action by the
Company, up to and including dismissal for cause if the person is an employee or officer, or subject to termination of services if the person is a director or consultant, regardless of whether or not failure to comply with this Policy results in a violation of law. It is not necessary for the
Company to wait for the filing or conclusion of any civil or criminal action against an alleged violator before taking disciplinary action. In addition, the Company may give stop transfer and other instructions to the Company’s transfer agent to enforce compliance with this Policy.
In addition, an individual’s failure to comply with this Policy may subject the individual to
Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC
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investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.
COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT
Obligations under Section 16 (“Section 16”) of the Exchange Act. Section 16, and the
related rules and regulations, set forth (i) reporting obligations, (ii) limitations on “short swing”
transactions, and (iii) limitations on short sales and other transactions applicable to directors, officers, large shareholders, and certain other persons. The Company has determined that those persons listed on Schedule I are required to comply with Section 16 of the Exchange Act, and the related rules and regulations, because of their positions with the Company. The General Counsel may amend Schedule I from time to time as appropriate to reflect the election of new officers or directors, any change in the responsibilities of officers or other employees, and any promotions, demotions, resignations, or departures. Schedule I is not necessarily an exhaustive list of persons subject to Section 16 requirements at any given time. Even if you are not listed on
Schedule I, you may be subject to Section 16 reporting obligations because of your shareholdings, for example.
Requirements to Facilitate Section 16 Reporting. To facilitate timely reporting of transactions pursuant to Section 16 requirements, each person subject to Section 16 reporting requirements must hold all of their Company Securities in a Morgan Stanley (“MS”) brokerage account or in a
StockPlan Connect (a/k/a Shareworks) account at MS, regardless of whether such Company
Securities were (i) granted pursuant to a Company sponsored incentive plan, (ii) purchased before the Company’s IPO in a private placement transaction, or (iii) purchased after the
Company’s IPO in the public markets.  If someone subject to Section 16 erroneously engages in a transaction using a broker other than MS, they must promptly provide, or must ensure that their broker provides, the Company with detailed information (e.g., trade date, number of shares, exact price, etc.) regarding such transactions involving Company Securities and promptly following execution of such transaction transfer such Company Securities to their brokerage account at MS.
Personal Responsibility. The obligation to file Section 16 reports, and to otherwise comply with
Section 16, is personal. The Company is not responsible for the failure to comply with Section 16 requirements.
COMPANY ASSISTANCE
Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the office of the General Counsel by email at
TradingClearance@ryansg.com or by contacting either Mark S. Katz, General Counsel, or Philip
P. Adler, Assistant General Counsel – Securities, who can be reached by telephone at (646)
604-3935 or (312) 878-1329, respectively.
ADDITIONAL INFORMATION
Delivery of this Policy. This Policy will be delivered to all directors, officers, employees, and agents, such as independent contractors or other outside personnel retained by the Company who may obtain material nonpublic information about the Company, when they commence
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service with the Company. Each director, officer, and employee, and such agents of the
Company, are required to acknowledge that they understand this Policy.
Amendments. We are committed to continuously reviewing and updating our policies and procedures. The Company therefore reserves the right to amend, alter, or terminate this Policy at any time and for any reason, subject to applicable law. A current copy of the Company’s policies regarding insider trading may be obtained by contacting the office of General Counsel.
The policies in this Insider Trading Policy do not constitute a complete list of Company policies or a complete list of the types of conduct that can result in discipline, up to and including discharge.
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SCHEDULE I
INDIVIDUALS SUBJECT TO SECTION 16
REPORTING AND LIABILITY PROVISIONS
[Intentionally omitted pursuant to Item 601(a)(5) of Regulation S-K and will be furnished to the
SEC upon request.]